UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant ⌧
Filed by a Party other than the Registrant ◻
Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
⌧	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

AMPHASTAR PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 12, 2024,

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2024

This supplement (this “Supplement”), dated April 19, 2024, supplements and amends the definitive proxy statement (the “Proxy Statement”) filed by Amphastar Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on April 12, 2024 for the 2024 Annual Meeting of Stockholders to be held on June 3, 2024 (the “Annual Meeting”). This Supplement is being filed to correct an inadvertent error and to clarify the voting standard for Proposal 4 – Approval of the Amendment and Restatement of Our 2015 Equity Incentive Plan (“Proposal 4”).

While the voting standard for Proposal 4 was properly stated on page 3 of the Proxy Statement, due to an inadvertent error on page 36 of the Proxy Statement, the voting standard for Proposal 4 was not set forth properly. This Supplement hereby amends and replaces the language that follows the heading “Vote Required and Board of Directors Recommendation” on page 36 of the Proxy Statement with the following language, which aligns with the prior disclosure stated on page 3 of the Proxy Statement:

The Restatement must be approved by the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting at which a quorum is present and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote by following the instructions on page 4 of the Proxy Statement in the section titled “Questions and Answers about the Proxy Materials and Our Annual Meeting.” This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.